Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Smith Barney Investment Funds Inc.:

We consent in this registration statement to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

March 30, 2005